NIAGARA MOHAWK HOLDINGS, INC.
                                -----------------------------

                                         (Unaudited)
                                       EARNINGS REPORT
                                       ---------------
                                 (IN THOUSANDS OF DOLLARS)


                                                   THREE MONTHS ENDED              YEAR ENDED
                                                      DECEMBER 31,                 DECEMBER 31,
                                                    1999        1998          1999           1998
                                                -----------   ---------    -----------    -----------
Operating Revenues . . . . . . . . . . . . . .  $1,016,504    $904,066     $4,084,186     $3,992,420

Operating Income . . . . . . . . . . . . . . .      94,830      99,666        526,152        148,928

Loss Before Extraordinary Item . . . . . . . .     (18,166)    (26,457)       (11,281)      (157,380)

Extraordinary Item for Loss from
Extinguishment of Debt (Net) . . . . . . . . .          --          --        (23,807)            --

Net Loss . . . . . . . . . . . . . . . . . . .  $  (18,166)   $(26,457)    $  (35,088)    $ (157,380)

Average Number of Shares of Common Stock
Outstanding  (in thousands). . . . . . . . . .     184,684     187,365        186,689        166,186

Basic and Diluted Loss per Average Share
of Common  Stock Before Extraordinary Item . .  $    (0.10)   $  (0.14)    $    (0.06)    $    (0.95)

Extraordinary Item Per Average Share of
Common Stock . . . . . . . . . . . . . . . . .          --          --          (0.13)            --

Basic and Diluted Loss
 per Average Share of Common Stock. . . . . .   $    (0.10)   $  (0.14)    $    (0.19)    $    (0.95)

EBITDA . . . . . . . . . . . . . . . . . . . .          --          --     $1,259,500     $  990,500

Net Cash Interest. . . . . . . . . . . . . . .          --          --     $  397,100     $  345,500

Ratio of EBITDA to Net Cash Interest . . . . .          --          --            3.2            2.9

Cash Flow Before Debt Service. . . . . . . . .          --          --     $  488,000     $  311,000


NOTE 1: The above information is not given in connection with any sale or offer to sell or buy any stock or security.

NOTE 2: The Company files periodic reports pursuant to the Securities Exchange Act of 1934. Accordingly, with respect to the financial information set forth above, you are requested to refer to such filings for more detailed information.